Exhibit 99.1

RPM Announces Appointment of Thomas C. Gentile, III to Board of Directors

MEDINA, OH – April 20, 2026 – RPM International Inc. (NYSE: RPM) today announced the appointment of Thomas C. Gentile, III to its board of directors, effective immediately. This appointment expands the board to 13 members and reflects RPM’s ongoing commitment to expanding the expertise and leadership capabilities of its board as the company continues to drive long-term growth and shareholder value.

Mr. Gentile currently serves as chairman, chief executive officer and president of Hexcel Corporation, a global leader in advanced lightweight composites technology. He assumed the position of CEO and president in May 2024 and was appointed as chairman of the company’s board of directors in December 2024. His extensive executive experience in complex, global manufacturing environments and comprehensive understanding of industrial operations will provide valuable oversight as RPM continues to grow its global operations.

Prior to joining Hexcel, Mr. Gentile served as president and CEO of Spirit AeroSystems, a global supplier of structures for commercial aerospace and defense platforms. He previously spent 19 years at GE, holding a succession of leadership roles across the U.S., France and Australia. During his tenure at GE, his executive positions included president and chief operating officer of GE Capital, president and CEO of GE Healthcare Systems, and president and CEO of GE Aviation Services. Earlier in his career, he held leadership and strategy roles with McKinsey & Company, CBS and General Motors.

Mr. Gentile earned his bachelor’s degree in economics magna cum laude and a master of business administration from Harvard University. He also studied international relations at the London School of Economics. He will serve on RPM’s compensation committee.

“We are very pleased to welcome Tom to the RPM board of directors,” said Frank C. Sullivan, RPM chairman and CEO. “Tom’s exceptional leadership across global manufacturing and his deep understanding of advanced industrial operations bring tremendous value to our board. His proven operational expertise aligns with our strategic goals, and we look forward to his insights as we continue to drive long-term growth and deliver outstanding results for our shareholders.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, Stonhard, Carboline, Tremco, Euclid Chemical, Dryvit and Nudura. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.